EXHIBIT 16.1

Deloitte & Touche LLP
555 E. Wells Street, Suite 1400
Milwaukee, Wl 53202-3824
USA

Tel: +1 414 271 3000
www.deloitte.com
March 26, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Tufco Technologies, Inc. Form 8-K dated March 23, 2007, and we have the following comments:
1.	We agree with the statements made in the first sentence of paragraphs one and five and the entire second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first and fifth paragraphs or the fourth paragraph.
Yours truly,
/s/ Deloitte & Touche LLP
Member of
Deloitte Touche Tohmatsu